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                                                                   EXHIBIT 10(k)



                                                April 30, 2001


PERSONAL AND CONFIDENTIAL


Mr. Richard E. Bailey


Dear Dick:

     This letter is to confirm our recent conversation and serve as a binding agreement between you and Dean Foods Company (the "Company") concerning your separation from employment effective today, April 30, 2001.

     REQUIRED BENEFITS:

     The Company is required by law to provide the following benefits to you:

     1. Compensation for two weeks of accrued and unused vacation time through April 30, 2001. This will be paid in a lump sum payment of $25,230.77, less legal deductions.

     2.   Any benefits due you under any qualified retirement plan.

     3. Information concerning and continuation of health coverage as required by the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). This information will be sent to you in a separate letter.

     SPECIAL BENEFITS:

     In addition and in consideration of the execution of this release and severance agreement, the Company will provide certain special benefits (the "Special Benefits") described below. The Special Benefits shall consist of the "Severance Benefits" and the "CIC Benefits" listed below.


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     Severance Benefits:

     1. Separation pay of $1,312,000.08 payable in twenty-four monthly installments of $54,666.67, less legal deductions, beginning in May 1, 2001.

     2. A payment equal to $49,200, less legal deductions, in lieu of an annual incentive bonus award for the Company's fiscal year 2001 payable on July 1, 2001.

     3. Company life and health insurance benefits at employee contribution rates until April 30, 2003, or the date on which you commence other employment, whichever is earliest.

     4. A payment of $8,000 payable on May 1, 2001 for financial planning and tax preparation services for one year, less legal deductions.

     5. All of your NQSO's will be vested as of April 30, 2001, and must be exercised within one (1) year thereafter or April 30, 2002.

     6. You will continue to be covered under Dean's current Executive Risk Insurance program, as a past officer, for losses not indemnifiable by Dean and for which you become legally obligated to pay on account of any claim first made against you, individually or otherwise, for a wrongful act committed, attempted or allegedly committed or attempted by you before or during the policy period.

     "CIC Benefits":

     In addition to the Severance Benefits described above, the Company will pay or commence to pay you the following benefits (the "CIC Benefits"), after the occurrence of a "Change in Control of the Company" (as that term is defined in that certain Change in Control Agreement entered into by you and the Company dated as of January 2, 2001) involving the Company and Suiza Foods, Inc. provided, however, that no CIC Benefits shall be payable unless a Change in Control of the Company involving the Company and Suiza Foods, Inc. occurs on or before December 31, 2001.

     1. A payment equal to $984,000.00, in lieu of two years of annual incentive bonus awards, payable on July 1, 2001, less legal deductions.

     2. A payment in lieu of the long-term incentive bonus ("Performance Award") for the two-year period ending May 26, 2002, payable on July 1, 2002, equal to the lesser of: (i) $400,000.00; or (ii) such other amount reduced to the extent necessary to insure that the total amount of the Special Benefits is less than 2.99 times the "Base Amount" as that term is defined below, less legal deductions.

     3. You will be credited with an additional two years of service only for the purpose of vesting under the Company's Supplemental Benefits Plan.

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     4.   Reimbursement of reasonable actual expenses for outplacement services, up to a maximum of $25,000.00, incurred from the date hereof until one year after the date of the "Change in Control", less legal deductions.

     Notwithstanding the foregoing, the Company agrees to advance to you $300,000.00 of the CIC Benefits within thirty (30) days after the date of this letter (the "Advance"). The Advance shall be deducted from the amount of CIC Benefits that may be paid to you hereunder following a Change in Control. In the event a "Change in Control of the Company" involving the Company and Suiza Foods, Inc. does not occur by December 31, 2001, you will be obligated to repay the Advance to the Company within thirty (30) days after a demand made by the Company, together with interest accrued at an annual rate of 8%.

     Parachute Tax Cap:

     Notwithstanding any other provision herein to the contrary, you agree that the amounts payable to you as CIC Benefits pursuant to this release and severance agreement shall be subject to reduction such that the total amount of the Special Benefits paid to you does not exceed the product of (x) 2.99 and (y) your Base Amount (such product hereinafter referred to as the "Cap"). For purposes of this release and severance agreement, your "Base Amount" shall equal your "base amount" as defined in Section 280G(b)(3)(A) of the Internal Revenue Code of 1986, as amended (the `Code") and Section 1.280G-1, Q&A 34 and 35, of the proposed Treasury Regulations, determined under the assumption that the Special Benefits are contingent on a change in the ownership of the Company that occurs during the calendar year ending December 31, 2001. Any such reductions, if necessary, will first be applied to the amount being paid in lieu of the long-term incentive bonus, then to the twenty-four (24) installments of separation pay (see Point 1 under "Severance Benefits") in reverse chronological order. You further agree that, in the event that the Company notifies you in writing that the aggregate amount of the Special Benefits you have actually received exceeds the Cap, you shall promptly repay the amount of such excess to the Company, together with interest calculated from the date of this release and severance agreement to the date of such repayment, compounded quarterly at a rate equal to ten percent (10%) per annum. All determinations as to whether the Cap has been exceeded shall be made by PricewaterhouseCoopers or any other nationally recognized accounting firm serving as the Company's outside auditor (the "Accounting Firm"). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations. For the purposes of all calculations under Section 280G of the Code, the Company and you hereby elect and agree to make all determination as to present value using 120 percent of the applicable Federal rate (determined under Section 1274(d) of the Code) compounded semiannually, as in effect on the date of this Agreement.

     RELEASE:

     You understand that the Special Benefits paid to you represent consideration for signing this Agreement and are not salary, wages or benefits to which you are already entitled. Except as expressly set forth herein, Special Benefits shall not be considered compensation for the purposes of any employee benefits plan, program, policy or arrangement maintained or hereafter established by the Company.

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     In consideration of the Special Benefits set forth above, you promise to waive and to release the Company and its subsidiaries, divisions or affiliated companies (collectively the "Dean Companies") from liability for all rights and claims, whether or not they are presently known to exist, that you have against the Dean Companies relating in any way to your employment, separation from employment or any contractual agreements you may have or may have had with the Company. For the purposes of this waiver and release, the Dean companies should be understood to also include all present and former directors, shareholders, employees and agents of the Dean Companies. It also means successors and assigns of the Dean Companies.

     The rights and claims which you waive and release in this Agreement, include, to every extent allowed by law, those arising under the Employee Retirement Income Security Act of 1974, the Civil Rights Acts of 1866, 1871 and 1964, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, and the Age Discrimination in Employment Act of 1967, as amended by the Older Worker's Benefit Protection Act of 1990. This is not a complete list, and you waive and release all similar rights and claims under all other federal, state and local discrimination provisions and all other statutory and common law causes of action relating in any way to your employment or separation from employment.

     OTHER AGREEMENTS:

     You agree that you shall not undertake or make any disparaging conduct or derogatory statements concerning the Dean Companies. Further, you agree to keep the terms and the amounts of the Special Benefits confidential and not to disclose such terms to anyone other than your spouse and attorney, provided they agree to nondisclosure.

     You further agree that you will not at any time divulge, furnish or make accessible to anyone, or use for your benefit or the benefit of any other person, firm, corporation or other entity, any trade secret, knowledge or other information with respect to the confidential or secret processes, plans, devices or materials of the Company or any of the Dean Companies.

     You also agree that, in addition to any and all other remedies which may be available to the Company at law or in equity for such noncompliance by you, the Company shall have the right to enforce the agreements contained in the preceding two paragraphs by action for injunctive relief and specific performance to the extent permitted by law.

     You agree to sign the various resignation forms enclosed with this letter. You also agree to complete and sign all appropriate minutes, applications, certificates, contracts or other documents that may, in the opinion of the Company's counsel, require your signature in your capacity as an officer or director of the Company or its subsidiaries prior to April 30, 2001.

     If you have not already done so, please make arrangements promptly with Dan Dressel to turn in your company car, any company credit cards, company keys, ID badge and any other company property that may be in your possession.

     In order to accept this agreement and receive the Special Benefits, you must return a signed copy of this letter to me within twenty-one (21) days after the date of your receipt of this letter. You can also revoke this agreement within seven (7) days after you sign it. You are

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advised to contact an attorney prior to executing this agreement. If you have not revoked this agreement after the seven-day period expires, the Company will provide you with the Special Benefits described above. Benefits which are required by law will be provided whether or not you execute this agreement.

     Please acknowledge immediately below that you received this Agreement on May 1, 2001. You may do so by signing each of the three enclosed originals under the receipt line and return one duplicate original to me in the enclosed overnight envelope.

                                        Very truly yours,

                                        DEAN FOODS COMPANY



                                        By:  /s/ Howard M. Dean
                                        -----------------------------------
                                             Howard M. Dean
                                        Its: Chairman and CEO


I received this Agreement on    5/1/01   .
                             ------------

                                        Signature:  /s/ Richard E. Bailey
                                        -----------------------------------
                                        Date:   5/1/01
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I have read and understand the Agreement and accept and agree to it.

                                        Signature:  /s/ Richard E. Bailey
                                        -----------------------------------
                                        Date:   5/1/01
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(Employee's full name)

Richard E. Bailey